Exhibit 21.01 — Subsidiaries of Xcel Energy Inc.

State of
Subsidiary (a)	Incorporation	Purpose

Northern States Power Co. (a Minnesota corporation)	Minnesota	Electric and gas utility

Northern States Power Co. (a Wisconsin corporation)	Wisconsin	Electric and gas utility

Public Service Co. of Colorado	Colorado	Electric and gas utility

Southwestern Public Service Co.	New Mexico	Electric utility

Cheyenne Light, Fuel and Power Co.	Wyoming	Electric and gas utility

Black Mountain Gas Co.	Minnesota	Gas utility

WestGas InterState Inc.	Colorado	Natural gas transmission

Xcel Energy Wholesale Group Inc.	Minnesota	Holding company providing wholesale energy

NRG Energy, Inc.	Delaware	Nonregulated independent power producer

Utility Engineering Corp.	Texas	Engineering, design and construction

Xcel Energy Markets Holdings Inc.	Minnesota	Holding company providing energy marketing

e prime inc	Colorado	Natural gas marketing and trading

Xcel Energy International Inc.	Delaware	Holding company with international holdings

Xcel Energy Ventures Inc.	Minnesota	Holding company to develop new businesses

Eloigne Co.	Minnesota	Owns and operates affordable housing units

Xcel Energy Retail Holdings Inc.	Minnesota	Holding company providing retail services

Planergy International Inc.	Texas	Energy management, consulting, and demand-side management services

Xcel Energy Communications Group Inc.	Minnesota	Holding company providing telecommunications

Seren Innovations, Inc.	Minnesota	Communications and data services

Xcel Energy WYCO Inc.	Minnesota	Holding company holding investment in WYCO

Xcel Energy O&M Services Inc.	Minnesota	Holding company

Xcel Energy Services Inc.	Minnesota	Holding company

NSP Energy Marketing Inc.(b)	Minnesota	Manage energy marketing and trading

Xcel Energy Foundation	Minnesota	Charitable foundation

     (a)  Certain insignificant subsidiaries are omitted.

     (b)  Dissolved Feb. 11, 2003.

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